Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004
901 K STREET, NW
TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 3, 2013

Aegean Marine Petroleum Network Inc.
10, Akti Kondili
18545 Piraeus
Greece

Re:           Aegean Marine Petroleum Network Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Aegean Marine Petroleum Network Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company") in connection with the Company's registration statement on Form F-3 (File No. 333-          ) (such registration statement as amended or supplemented from time to time) (the "Registration Statement"), as filed with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of up to an aggregate of $200,000,000 of the Company's securities.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the Registration Statement and (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus").  We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2012 (the "Annual Report"), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report under the section entitled "Item 10. Additional Information—E. Taxation—U.S. Federal Income Tax Considerations" and the risk factors set forth in the Annual Report entitled (i) "U.S. investors in our Company could suffer adverse tax consequences if we are characterized as a passive foreign investment company" and (ii) "If we become subject to tax in the jurisdictions in which we operate, our net income and cash flow would decrease," we hereby confirm that the opinions with respect to United States federal income tax considerations expressed therein accurately state our views as to such tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Annual Report.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

                                                                                  Very truly yours,

                                                                                  /s/ Seward & Kissel LLP